UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2013

Sysco Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-06544	74-1648137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1390 Enclave Parkway, Houston, TX 77077-2099

(Address of principal executive office) (zip code)

Registrant’s telephone number, including area code: (281) 584-1390

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

Sysco Corporation’s (“Sysco” or the “Company”) ongoing Business Transformation Project currently consists of three main components including a cost transformation initiative to lower Sysco’s cost structure. The cost transformation includes initiatives to increase productivity in the warehouse and delivery activities, improve sales productivity, and reduce general and administrative expenses, partially through more closely aligning compensation and benefit plans.

As part of this Business Transformation Project, the Company has restructured its overall retirement benefits. In fiscal 2012, the Company announced changes to the Company’s qualified pension plan, including a freeze to future benefit accruals under the company-sponsored qualified pension plan as of December 31, 2012 for all United States-based salaried and non-union hourly employees, and the enhancement of the Company’s defined contribution 401(k) plan (together, the “Company Plans”). In a Current Report on Form 8-K filed with the SEC on November 19, 2012, the Company disclosed that it had made the decision to restructure its executive nonqualified retirement program (the “Executive Plans”). This restructuring more closely aligns the Executive Plans with the Company Plans. As part of the restructuring of the Executive Plans, the Company expects to incur approximately $24 million in charges, of which approximately $12 million in charges were incurred in the second quarter of fiscal 2013, with the remaining $12 million in charges expected to be incurred in the second half of fiscal 2013. Over the long-term, the Company believes the changes to the Company Plans and the Executive Plans will result in reduced volatility of retirement related expenses and a reduction in total retirement related expenses.

As discussed in the Company’s Form 10-Q for the quarterly period ended September 29, 2012 (first quarter fiscal 2013), the Company restructured its information technology department and contracted with a third party provider for information technology managed services. The Company incurred approximately $6 million of additional severance charges in the second quarter of fiscal 2013 largely related to the restructuring of the information technology department.

On January 12, 2013, the union employees of Sysco Indianapolis, a wholly owned subsidiary of the Company, approved a collective bargaining agreement, which, among other things, includes an agreement to withdraw from an underfunded multi-employer pension plan, and allows the represented employees to become participants in the company-sponsored qualified pension plan. This withdrawal furthers the Company’s plan to mitigate its exposure to multi-employer pension plans in underfunded status. In the third quarter of fiscal 2013, the Company expects to incur approximately $40 million in charges for withdrawal liability from this multi-employer pension plan. The payment of this amount is likely to occur in late fiscal 2013 or early fiscal 2014.

Forward-Looking Statements

Statements made herein that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include expectations regarding our business transformation project, including potential benefits of the cost transformation initiative, our expectations regarding when we will incur charges and make payments related to the restructuring of our Executive Plans and our withdrawal liability from the multi-employer pension plan, and the amount of such payments, the expected benefits of the restructuring of our Company Plans and our Executive Plans, and the expected benefits of the withdrawal from the multi-employer pension plan discussed above. The success of our business transformation initiatives is subject to the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. In fiscal 2011 and fiscal 2012, we took additional time to test and improve the underlying ERP system prior to larger scale development, and these actions caused a delay in the project; we may experience further delays and/or cost overages as we deploy the system on a larger scale. Planned conversions in the coming quarters and the potential acceleration of the rate of conversions is dependent upon the success of current conversions and plans are subject to change at any time based on management’s subjective evaluation of our overall business needs. Other aspects of our business transformation initiatives, including our category management initiative and our cost transformation initiative, may fail to provide the expected benefits in a timely fashion, if at all. Expectations regarding the timing of charges and payments related to our cost transformation initiative may change due to factors beyond our control and future determinations and judgments made by our management team and accountants. The restructuring of our Company Plans and Executive Plans may not provide the expected benefits and may not result in reduced volatility of retirement related expenses and/or a reduction in total retirement related expenses. While the union employees of Sysco Indianapolis have agreed to withdraw from the multi-employer pension plan, Sysco may have future funding obligations with respect to the plan under certain scenarios, including certain post-withdrawal circumstances in which the plan becomes insolvent. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the Securities and Exchange Commission and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sysco Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sysco Corporation

Date: January 16, 2013	By:	/s/ Russell T. Libby
Russell T. Libby
Senior Vice President, General Counsel and Corporate Secretary